Exhibit 8.3

[ON SLAUGHTER AND MAY LETTERHEAD]

AngloGold Ashanti plc
(the “Company”)

4th Floor Communications House
South Street
Staines
TW18 4PR

23 June 2023

Dear Sir / Madam,

Registration Statement – UK Tax Legal Opinion

1.
We have acted as legal advisers to the Company and the Company’s shareholder, AngloGold Ashanti Limited, a public limited company incorporated and tax resident in the Republic of South Africa (“AGA”), as to matters of English law in connection with AGA’s proposed reorganization through, amongst other things, the insertion of the Company as the new parent company of the AGA group (the “Transaction”).

2.
This opinion is being delivered in connection with the registration statement of the Company on Form F-4 (the “Registration Statement”) filed on the date hereof with the United States Securities and Exchange Commission under and in accordance with the U.S. Securities Act of 1993, as amended (the “Securities Act”), relating to the registration of new ordinary shares in the capital of the Company to be issued in connection with the Transaction.

Basis of the Opinion

3.	For the purposes of this opinion, we have examined:

(A)	the Registration Statement;

(B)
the implementation agreement dated 12 May 2023, setting out among other things the terms and conditions under and pursuant to which the Transaction would be carried out (the “Implementation Agreement”); and

(C)
the irrevocable offer to purchase dated 12 May 2023, setting out amongst other things the terms and conditions pursuant to which the Company would irrevocably offer to purchase all the shares in the issued share capital of AngloGold Ashanti Holdings plc (the “Irrevocable Offer to Purchase AGAH”).

Unless otherwise stated in this letter, we have not examined any other agreement, deed or document entered into by, or affecting, the Company or AGA, or any other corporate records of the Company or AGA, and have not made any other inquiry concerning either of them.

4.
This letter sets out our opinion on certain matters of English law and HM Revenue and Customs (“HMRC”) practice as at the date of this letter and as currently applied by the English courts and HMRC. We have not made any investigation of, and do not express opinion on, any other law. This letter is to be governed and construed in accordance with English law.

5.
By giving this opinion, we do not assume any obligation to notify you of any future changes in law or HMRC practice which may affect the opinions expressed in this opinion, or to otherwise update this opinion in any respect.

6.	Save as expressly set out below in relation to the section headed “Material U.K. Tax Consequences”, we have not been responsible for verifying:

(A)
the accuracy of any information or reasonableness of any statements of opinion contained in the Registration Statement, Implementation Agreement, Irrevocable Offer to Purchase AGAH or any other documents referred to in this opinion; or

(B)	that no material information has been omitted from such documents,

and we accordingly do not express any opinion as to whether the Registration Statement or any other documents referred to in this opinion contain all the information required to be contained in them.

7.	Further, we have assumed that:

(A)	the Transaction will be effected under and in accordance with the Implementation Agreement and the Irrevocable Offer to Purchase AGAH and in the manner contemplated by the Registration Statement;

(B)
all representations and statements set forth in the Implementation Agreement, the Irrevocable Offer to Purchase AGAH and the Registration Statement are true, correct and complete, and will remain so up to and including the effective time of the Transaction (the “Effective Time”);

(C)
any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification, and will remain so up to and including the Effective Time;

(D)	copy (including electronic copy) documents examined by us conform fully to the original documents;

(E)	signatures on executed documents (or copies thereof) which we have examined are genuine;

(F)	the names of the appropriate persons will be entered in the Company’s register of members upon implementation of the Transaction;

(G)	all natural persons are of legal capacity; and

(H)
any and all acts, conditions and other things required to be fulfilled, performed or effected in connection with the Transaction under the laws of any jurisdiction other than England have been or will before implementation of the Transaction be duly fulfilled, performed and effected.

Opinion

8.
Based on and subject to the foregoing and subject to the limitations, qualifications and assumptions mentioned herein and in the Registration Statement, and subject further to any matters or facts not disclosed to us, we hereby confirm that the statements in the Registration Statement under the heading “Material U.K. Tax Consequences” are our opinion.

9.
We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are “experts” under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

Yours faithfully,

/s/ Slaughter and May